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                                 March 20, 1997



Mr. Salvatore J. Guccione
    Vice President Corporate Development
Mr. Peter Thaner
    General Counsel
Cambrex Corporation
1 Meadowlands Plaza
East Rutherford, NJ  07030


Dear Sirs:

         We, Alex. Brown & Sons Incorporated ("Alex. Brown"), the financial adviser for BioWhittaker, Inc. (the "Company"), understand that Cambrex Corporation may be interested in pursuing a transaction with the Company on a mutually agreeable basis. In connection with your possible interest in a transaction with the Company, we propose to furnish you with certain product, financial, marketing, manufacturing, organizational, technical and other information related to the Company (herein collectively referred to as the "Confidential Information"). Confidential Information includes not only written information but also information transferred orally, visually, electronically or by any other means. All information disclosed other than in written form shall be confirmed as Confidential Information in writing delivered to you within sixty (60) days. In consideration of our furnishing you with the Confidential Information, and as a condition to such disclosure, you agree as follows:

         1. The Confidential Information will be used by you solely for the purpose of your evaluation of the desirability of your entering into a transaction with the Company, and for no other purpose. In no event shall you use any of the Confidential Information in connection with any purchases of securities of the Company in violation of applicable law, including in particular section 10(b) of the Securities Exchange Act of 1934 and Rule 10(b)-5 thereunder, or permit anyone obtaining access to the Confidential Information through you to do so.

         2. You shall keep all Confidential Information secret and confidential and shall not disclose it to anyone except to a limited group or your own employees and directors who are actually engaged in the evaluation referred to above. You may also disclose it to your outside professional advisors similarly engaged. Each person to whom
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Cambrex Corporation
March 20, 1997
Page 2


such Confidential Information is disclosed must be advised of its confidential nature and of the terms of this Agreement and must have generally agreed in writing to keep Confidential Information obtained in the course of their employment.

         3. You shall keep the fact that any Confidential Information has been delivered to you, that you are considering a transaction with the Company and that discussions or negotiations have occurred or are occurring regarding a possible transaction as Confidential Information for purposes of this Agreement.

         4. Upon any termination of your evaluation of pursuing a transaction with the Company or upon notice from the Company to you (i) you will either destroy or return to the Company the Confidential Information which is in tangible form, including any copies which you may have made, and you will destroy all abstracts, summaries thereof or references thereto in your documents, and certify to us that you have done so, and (ii) neither you nor your directors, employees, agents, or representatives will use any of the Confidential Information with respect to, or in furtherance of, your business, any of their respective businesses, or in the business of anyone else, whether or not in competition with the Company, or for any other purposes whatsoever except that your counsel may retain in such counsel's legal files one copy of any such materials for archive purposes.

         5. Confidential Information does not include any information which you can show was already in your possession or publicly available prior to your receipt of such information or thereafter became publicly available. Information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained from any source other than the Company (or its directors, officers, employees or outside advisors, including, without limitation, Alex. Brown), provided that such source has not to your knowledge entered into a confidentiality agreement with the Company with respect to such information or obtained the information from an entity or person party to a confidentiality agreement with the Company.

         6. You understand that we have endeavored to include in the Confidential Information those materials which we believe to be reliable and relevant for the purpose of your evaluation, but you acknowledge that neither the Company nor Alex. Brown nor any of their respective agents, representatives, or employees makes any representation or warranty as to the accuracy or completeness of the Confidential Information and you agree that such persons shall have no liability to you or any of your representatives resulting from any use of the Confidential Information. You understand that the Confidential Information is not being furnished for use in an offer or sale of securities of
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Cambrex Corporation
March 20, 1997
Page 3


the Company and is not designed to satisfy the requirements of federal or state securities laws in connection with any offer or sale of such securities to you.

         7. In the event that you or anyone to whom you transmit the Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the Confidential Information, you will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that the Company is unable to obtain such protective order or other appropriate remedy, you will furnish only that portion of the Confidential Information which you are advised by a written opinion of counsel is legally required and you will exercise your best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

         8. Without the prior written consent of the Company, you will not, for a period of two (2) years (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the Company, (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of any "proxy" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, (iii) form, join or in any way participate, directly or indirectly, in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended with respect to any voting securities of the Company, or
(iv) otherwise act, alone or in concert with others, directly or indirectly, to seek control or influence or assist others to seek control or influence the management, board of directors, or policies of the Company.

         9. Without the Company's prior written approval, the Interested party agrees not to contact any employee of the Company concerning the Interested Party's potential interest in a transaction. All inquiries will be directed through Alex. Brown.

         10. Without the prior written consent of the Company, you will not, for a period of 18 months, solicit for hire as an employee, agent or consultant any present officer or management level employee of the Company. As used herein, a management level employee of the Company is any individual who reports directly to an officer of the Company and the following additional managers (Director of Normal Human Cells; Director of Research and Development/Clonetics; National Sales Manager, Normal Human Cells; Marketing and Research Product Manager/Clonetics; and Manager of International Sales/Clonetics).
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Cambrex Corporation
March 20, 1997
Page 4


         11. You understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by you, or your employees, directors or representatives, and that the Company, its agents and representatives shall be entitled to specific performance and/or injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement but shall be in addition to all other remedies available at law or in equity. You further agree that no failure or delay by the Company, its agents, or representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall nay single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. You further agree that the Company shall not be required to provide security or post any bond in connection with any such remedy and that the Company shall be entitled to seek to recover its costs in enforcing its rights hereunder, including reasonable attorney's fees.

         12. Nothing in this Agreement shall impose any obligation upon you or us to consummate a transaction or to enter into any discussion or negotiations with respect thereto.

         13. This Agreement shall be governed by the laws of the State of Maryland.

         14. This Agreement shall terminate three (3) years from the date of this Agreement, except for the obligations to keep information confidential, which shall continue as long as such information otherwise remains confidential.

         If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter which will constitute our agreement with respect to the subject matter of this letter as of the date first above written.

                                             Very truly yours,

                                             Alex, Brown & Sons Incorporated


                                             ----------------------------------
                                             Christopher C. Camut
                                             Vice President


AGREED AND ACCEPTED:
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Cambrex Corporation
March 20, 1997
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Cambrex Corporation

By:
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Its:
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